Exhibit 10.8

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

On April 26, 2010, the Compensation & Organization Committee of the Board of Directors approved annual base salaries for executive management effective July 1, 2010, increasing salaries in each case by the amount of the July 1, 2009 salary reduction announced on April 27, 2009. Effective July 1, 2010, the base salaries for our named executive officers will be as follows:

J. P. Surma	$1,260,000
J. H. Goodish	$750,000
G. R. Haggerty	$585,000
J. D. Garraux	$522,504
D. H. Lohr	$500,000

The named executive officers listed above are also provided the following perquisites: limited personal use of corporate aircraft and automobiles; lunch service supplement; club memberships; financial planning and tax preparation services; annual physical examinations; a parking supplement; personal use of corporate properties; tickets to entertainment and sporting events; and, in the case of executives on foreign assignment, the services of a driver as well as security, housing and utility benefits.